Exhibit 5.1

CHOATE, HALL & STEWART LLP
EXCHANGE PLACE
53 STATE STREET
BOSTON, MASSACHUSETTS 02109-2891
T (617)248-5000       F (617) 248-4000
www.choate.com

June 20, 2005

NMS Communications Corporation
100 Crossing Boulevard
Framingham, Massachusetts 01702-5406

Gentlemen:

This opinion is delivered to you in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on or about June 20, 2005 by NMS Communications Corporation (the “Company”) under the Securities Act of 1933, as amended, for registration under said Act of 2,050,000 shares of common stock, $.01 par value (the “Additional Shares”), of the Company.

We are familiar with the Company’s Certificate of Incorporation, as restated, its By-Laws, as amended, and the records of its corporate proceedings.  We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the “Additional Shares” to be sold by the Company under its Amended and Restated 2000 Equity Incentive Plan, as in effect on the date hereof, when issued against receipt of the agreed purchase price therefor, will be legally issued, fully paid and nonassessable.

We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement.  We further consent to the reference to this firm in the section entitled “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ CHOATE, HALL & STEWART LLP